545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 nyse: fch

For Immediate Release:

FELCOR ANNOUNCES TENDER OFFER FOR ANY AND ALL OF THE AGGREGATE PRINCIPAL AMOUNT OF ITS 6.75% SENIOR SECURED NOTES DUE 2019
IRVING, Texas…May 14, 2015 - FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that its operating partnership, FelCor Lodging Limited Partnership (“FelCor LP”), has commenced a cash tender offer to purchase any and all of the outstanding aggregate principal amount of its 6.75% Senior Secured Notes due 2019. As of May 14, 2015, FelCor LP had $525 million aggregate principal amount of the notes outstanding. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of May14, 2015. The tender offer will expire at 5:00 p.m., New York City time, on May 20, 2015, unless extended (the “Expiration Time”).
Holders of notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery and subsequently deliver such notes, each in accordance with the instructions described in the Offer to Purchase, will receive total cash consideration of $1,037.50 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date.
The tender offer is contingent upon, among other things, FelCor LP’s successful completion of one or more debt financing transactions, including potential debt securities offerings, in an amount sufficient to fund the purchase of validly tendered notes accepted for purchase in the tender offer and to pay all fees and expenses associated with such financing and the tender offer. The tender offer is not conditioned on any minimum amount of notes being tendered. FelCor LP may amend, extend or terminate the tender offer, in its sole discretion. Tendered notes may be withdrawn at any time prior to the Expiration Time.

The tender offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, by telephone at (866) 794-2200 (toll-free) or for banks and brokers, at (212) 430-3774 (Banks and Brokers only), at the following web address: http://www.gbsc-usa.com/FelCor/ or in writing at Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions.

Persons with questions regarding the tender offer should contact the following dealer managers: BofA Merrill Lynch, by telephone at (888) 292-0070 (U.S. toll free) or (980) 388-3646 (call collect) and J.P. Morgan Securities LLC by telephone at (212) 270-1200 (call collect) or (800) 245-8812 (U.S. toll-free).

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale, of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: adverse conditions in the capital markets and the failure of holders to participate in the tender offer; changes in federal or state securities laws; and changes in our business and financial condition. FelCor and FelCor LP assume no obligation to update forward-looking information contained in this press release.
About FelCor

FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets throughout the U.S. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned names and premier independent hotels.

Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912 sschafer@felcor.com

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